Exhibit 16.1

ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.                         Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD                        Members of the American Institute of Certified Public Accountants
    Registered with the Public Company Accounting Oversight Board

March 6, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K dated March 3, 2006, of Seychelle Environmental Technologies, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Our audit report for the fiscal year ended February 28, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.
If you have any questions or need additional information, please call me at (619) 422-1348.

Sincerely,

__/s/ Armando C. Ibarra__
Armando C. Ibarra, CPA